--------------------------------------------------------------------------------
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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             OHIO EDISON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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
VIDEOTAPE PROGRAM

             WILL HOLLAND EMPLOYEE PRESENTATION: DECIDING OUR FUTURE





(FADE FROM TITLE SHOT "DECIDING OUR FUTURE" TO MEDIUM SHOT OF WRH)

Hello, I'm Will Holland. Welcome to today's meeting. I wish I could be with you to tell you about the merger, its many benefits, and the role you will play in helping decide our future. Unfortunately, I can't attend all of the meetings that have been scheduled throughout the Company ... That's why this program has been prepared.

I want you to have the information you'll need to make well-informed decisions about our Company's future, and to explain why we believe the Ohio Edison - Centerior merger deserves your support and affirmative vote.

Prior to registration with the Securities and Exchange Commission, we were restricted by law concerning what we could say about the merger to our shareholders, and that group includes most of you.

We realize that's been frustrating for employees, who have a big stake in what's going on. Now that our proxy statement has been mailed, we can talk openly.

As you know, our business is changing rapidly - and mergers are an inevitable part of this change. Many mergers are already taking place in our industry.

I know many of you are concerned about how this merger will affect your jobs. We've announced a reduction of an estimated 900 jobs out of a combined work force of about 11,000.

I can tell you that, in any merger, it's better to be the company picking the right time and the right partner and the one calling the shots. We're doing this merger on our terms, and with our management and Board in charge.

Voting against our merger because you are concerned about your job would be shortsighted. The greater risk would be for us to take a "business as usual" approach. We're much better off working for a larger, stronger, more competitive company - and that's exactly what we will accomplish through the merger.

Keep in mind, customers create jobs - not companies, and we're doubling our customer base through the merger. In addition, as the 11th largest investor-owned electric system in the country, it will be much more difficult for another utility to take us over.

The situation would be much different for all of us if we were being acquired, and we were not in a position of strength to negotiate the terms of the agreement.

Our merger is a natural alliance that makes sense. FirstEnergy will be better positioned to compete and succeed in a changing energy business. Here are some of the reasons why:

(CUT TO ART #1 - SCREEN TRACKS WITH WRH'S COMMENTS)

Strong Electric Sales - 64 billion kilowatt-hours annually vs. 34 billion KWH for Ohio Edison.

Attractive Prospects for Future Growth - 2.1 million customers - double what we have now, and a 13,200-square-mile service area that is one of the nation's leaders in attracting new businesses due to a better mix of location sites and infrastructure.

Greater Financial Resources -- $5 billion in annual revenues compared to our $2.5 billion, and more than $18 billion in assets vs. Ohio Edison's $9 billion.

Reliable Power Supplies - 11,681 megawatts of generating capability compared to our 5,757 MW.

Strategic Location - within a 500-mile radius of one-half of the U.S. population, which will be a key asset in a competitive market.

Stronger Transmission Network - 6,500 miles of transmission lines, a 42-percent increase - and 57 interconnections with 8 other electric systems. That means greater access to outside markets and new customers.

Better Opportunities for Off-System Electric Sales - including growing markets in Canada and the eastern part of the country.

(CUT TO MEDIUM SHOT OF WRH)

For these and other reasons, a number of financial analysts have supported the merger. Certainly not all of them have come out in favor of it, but we don't know of any who oppose it. Here are a few examples of those who support it:

(CUT TO ART # 2 - QUOTES FROM ANALYSTS)

As you can see here, financial experts who follow our company believe the merger will benefit both companies. Linda Byus' comment sums it up: " ...the merger would enhance the long-term prospects for earnings and dividend growth and strengthen Ohio Edison's competitive position."

In addition, a number of analysts, including Merrill Lynch, issued positive recommendations on Ohio Edison common stock following our merger announcement:

(CUT TO ART # 3--ANALYST RECOMMENDATIONS)

(CUT TO ART #4 - TRACK COMPANY PERFORMANCE LINE ON GRAPH)

Look at our stock performance since the merger was announced in September.

As you can see from this chart, we experienced an initial dip in our stock price immediately following the merger announcement. This is not unusual for any acquiring company in a merger.

However, since that dip, we have been outperforming the S&P Utilities Index. We believe this shows the financial community agrees that the merger makes sense.

And, we've been consistently outperforming the Index over the past few years.

(CUT BACK TO MEDIUM SHOT OF WRH)

The merger is good for employees, because it means better career opportunities over the long term. We'll be a stronger company, much stronger than if we had remained separate.

We'll also have greater control of the generating assets that our companies share ownership in through CAPCO, which will increase our flexibility to maximize the efficiency of these units.

(CUT TO ART #5 - SCREEN ELEMENTS TO TRACK WRH'S COMMENTS)

For many of the same reasons, it's good for shareholders. It will create a more competitive utility and enhance the near-term and long-term value of their investment. In fact, we expect earnings and cash flow growth beginning in the first year of the merger.

Why? Among other factors, our earnings will benefit from at least $1 billion in savings that will result from the efficiencies made possible through our shared operations.

In addition, the rate plans in place for Ohio Edison, Penn Power and Centerior will enable FirstEnergy to reduce our costs of nuclear investments and regulatory assets - that is, equipment and facilities that have been approved for recovery but currently aren't reflected in our rates - by an additional $4.3 billion through 2005.

(CUT TO MEDIUM SHOT OF WRH)

Some of you may still wonder, why have we agreed to pay a premium for Centerior?

First of all, a premium was required to complete the deal - and we were taking advantage of a very brief window of opportunity. We didn't know what was going to happen to Centerior, but we knew something would - and it probably wouldn't be good for us, unless we were the acquiring utility.

As our Board of Directors agreed, our purchase price represents a good value and provides adequate resources to support earnings and dividend growth.

Keep in mind, this is an acquisition, not a true merger - you pay a premium for that control.

(CUT TO ART #6 - TRACK WHR'S COMMENTS)

But it was still a price we could afford -- given Centerior's depressed stock price at that time, as well as the value represented by its customers.

In fact, we paid a very favorable price for Centerior's one-million customers. We also saw significant synergies from combining our operations that would make the deal better for us than for any other utility.

(CUT TO ART #7--TRACE COMPANY PERFORMANCE LINE TO TRACK WRH'S COMMENTS)

As you can see from this overhead, the premium was higher than utility transactions involving higher-than-average premiums. But that's only part of the story. Now look at the price-earnings multiple, which is the market price as a multiple of earnings per share. A lower multiple represents a more favorable purchase price for the acquiring company. As you can see, Centerior's multiple is much lower than the average for these mergers.

The same holds true for cash flow. And in Centerior's case, they have a very healthy cash flow, which will enable us to accelerate our debt-reduction efforts.

(CUT TO ART 8 - HIGHLIGHT ELEMENTS AS DISCUSSED BY WRH)

In fact, the merger will enable us to reduce debt much more quickly than we could on our own.

Prior to announcing the merger, Ohio Edison's debt reduction goal was approximately $1 billion by the year 2000. Likewise, Centerior's goal was $1.3 billion.

Through the merger, the debt-reduction program for both companies is expected to exceed $2.5 billion - or $200 million more than both companies previous goals combined. This will lower our combined interest costs nearly $240 million annually by 2001.

(CUT TO MEDIUM SHOT OF WRH)

The merger is also good for customers, because it will provide better service at lower prices. For example, our rate plans will enable FirstEnergy to reduce customer rates by $1 billion while offering greater support for local communities.

And increasing our value to shareholders and customers is essential as we prepare for the changes ahead of us.

Mergers are part of that change - and they're nothing new to our Company.

(CUT TO ART #9 - HIGHLIGHT ELEMENTS AS DISCUSSED BY WRH)

Ohio Edison is actually made up of some 300 small companies that have merged over the past century. The last merger occurred in 1950 when Ohio Edison joined forces with Ohio Public Service.

Mergers made us a stronger company over the years. This merger is no different. Once again:

         We'll double our customer base ...
         Increase our service area by 45% ...
         Double our kilowatt-hour sales ...
         Double our revenues ... and
         Increase opportunities for employees

(CUT TO MEDIUM SHOT OF WRH)

At Ohio Edison, we have what it takes to win in a competitive environment. And that experience will lead to FirstEnergy's success. But the merger hinges on the shareholder approvals of both companies.

(CUT TO ART #10 - TRACK ELEMENTS WITH WRH'S REMARKS)

For Centerior, a simple majority is needed. Ohio Edison needs approval by holders of at least two-thirds of our common stock.

Every vote is important. We need your support - as employees and as shareholders through the Company's Savings Plan.

We ask that you read the proxy information carefully, vote FOR the merger, and return the proxy.

(CUT TO MEDIUM SHOT OF WRH)

In addition, we encourage you to spread the word about the importance of the merger with your co-workers, retirees and any other shareholders you know. As employee-shareholders, voting for the merger helps create a company that's better positioned to compete and succeed.

Let's face facts: Mergers and acquisitions will occur in our business as it is deregulated. It's happened in every other deregulated industry, from banking to transportation.

If our merger fails, there could be another company waiting to take US over as we continue to improve our performance and financial condition.

We need to position our company to control its destiny.

(CUT TO ART #11 - TRACK ELEMENTS A DISCUSSED BY WRH)

In summary, this merger makes sense:

We'll achieve higher earnings-per-share and cash flow than we could on our own.

We'll accelerate our progress in maximizing the efficiency of our operations and to reduce our debt.

Based on key financial measurements, the value of this transaction is strong.

(CUT TO MEDIUM SHOT OF WRH - MOVE TO CLOSE UP AS PRESENTATION ENDS)

Employees will have greater career opportunities working for a larger, stronger utility.

This is our deal - and we're doing it on our own terms.

Thanks for joining us today.

(FADE TO BLACK)

Script for brief video for WRH preview of employee presentations:
-----------------------------------------------------------------



              WELCOME TO TODAY'S MEETING.

              I WISH I COULD BE WITH YOU TODAY. UNFORTUNATELY, I CAN'T ATTEND EVERY MEETING THAT'S BEEN SCHEDULED.

              IN A FEW MOMENTS, YOU'LL HEAR ABOUT SOME OF THE MAJOR REASONS WHY OUR PROPOSED MERGER WITH CENTERIOR ENERGY DESERVES YOUR SUPPORT.

              PLEASE PAY CLOSE ATTENTION TO THIS PRESENTATION. IT'S DESIGNED TO GIVE YOU A BETTER IDEA OF WHAT WE WILL ACCOMPLISH BY COMBINING OUR TWO COMPANIES.

                   AS YOU KNOW, OUR VISION IS TO BECOME:

                   - A LEADING REGIONAL ENERGY AND RELATED SERVICES PROVIDER;

                   - THE PREFERRED CHOICE FOR TOTAL CUSTOMER SOLUTIONS; AND

                   - OUR SHAREHOLDERS' CHOICE FOR LONG-TERM GROWTH AND INVESTMENT VALUE.

                   AND, WE WILL BE A LEADING ENERGY PROVIDER BOTH INSIDE AND OUTSIDE OUR SERVICE AREA.

                   CERTAINLY, THIS MERGER REPRESENTS THE BEST INTERESTS OF OUR CUSTOMERS AND SHAREHOLDERS.

                   AT THE SAME TIME, IT WILL LEAD TO GREATER OPPORTUNITIES FOR EMPLOYEES THAN IF WE WOULD HAVE REMAINED SEPARATE. THAT'S BECAUSE WE'RE WORKING TOGETHER TO CREATE A NEW COMPANY THAT IS BETTER-POSITIONED TO COMPETE AND SUCCEED IN TOMORROW'S ENERGY MARKET.

                   EMPLOYEES WILL PLAY A KEY ROLE IN HELPING US ACHIEVE THIS VISION FOR THE FUTURE.

                   TAKE ADVANTAGE OF TODAY'S PRESENTATION - LISTEN CAREFULLY, AND DON'T BE AFRAID TO ASK QUESTIONS.

                   THE SOONER WE MAKE THIS MERGER HAPPEN, THE SOONER WE CAN BEGIN TO OFFER ITS MANY BENEFITS TO EMPLOYEES, SHAREHOLDERS AND CUSTOMERS. AND IT ALL STARTS WITH YOUR APPROVAL OF THE MERGER.

                   I LOOK FORWARD TO YOUR SUPPORT AS WE CREATE A BETTER FUTURE FOR OUR COMPANY.

MERGER PRESENTATION
TO EMPLOYEES
Q & A

Q:   HOW WILL EMPLOYEES BENEFIT FROM THE MERGER?

A: FirstEnergy will need talented employees to provide customers with high-quality electric service at reasonable prices and to enhance the value of our shareholders' investments. Over the long term, that means better career opportunities and added responsibilities for more employees than would have been possible if our companies remained separate. Keep in mind, mergers are nothing new to our company. Ohio Edison is actually made up of some 300 small companies that have merged over the past century. The last merger occurred in 1950 when Ohio Edison joined forces with Ohio Public Service. Mergers made us a stronger company over the years. This merger is no different.

Q:   WHY SHOULD I SUPPORT THIS MERGER IF IT COULD COST ME MY JOB?

A: Not voting for the merger because of concern for your job would be shortsighted. The greater threat to jobs would be for us to take a "business as usual" approach. We're much better off working for a larger, stronger, more competitive company - and that's exactly what we will accomplish through the merger. Keep in mind, customers create jobs - not companies - and we're doubling our customer base through the merger. This will mean more opportunities for Ohio Edison employees. In addition, as the 11th largest investor-owned electric system in the country, it will be more difficult for another utility to take us over. The situation would be much different for all of us if we were being acquired and we were not in a position of strength to negotiate the terms of the agreement.

Q:   WHAT WILL HAPPEN IF THE MERGER IS TURNED DOWN?

A: If the merger fails, we will continue to look for ways to grow our business. However, with the changes taking place in our industry, we would expect to be an increasingly attractive merger candidate as we continue to improve our performance and financial condition. Consolidations and mergers have occurred in every industry that has been deregulated. We want to be in a position to control our destiny. It's certainly better to be the company picking the right time and the right partner and the one calling the shots. We're doing this on our terms and our CEO, Will Holland, and the Board are in charge. That's why shareholder approval of the merger is important.

Q:   WHY DID OHIO EDISON PAY SO MUCH FOR CENTERIOR?

A: First of all, a premium was required to complete the deal, and we were taking advantage of a very brief window of opportunity. We didn't know what was going to happen to Centerior, but we knew something would - and it probably wouldn't be good for us, unless we were the acquiring utility. As our Board of Directors decided, Centerior is a good value at the price we're paying, which provides adequate resources to support earnings and dividend growth. Keep in mind, this is an acquisition, not a true merger, since the new Board and management will be selected by Ohio Edison - so a premium has to be paid for control. But it was still a price we could afford - given Centerior's depressed stock price at that time, as well as the value represented by its customers. In fact, we paid a very favorable price for Centerior's one-million customers - $1,500 for each customer compared to the $2,000 to $4,000 paid in most utility mergers in the U.S. Outside our country, the range is $3,000 to $4,000 for utility purchases that don't even include electrical facilities. We also saw significant synergies from combining our operations that would make the deal better for us than for any other utility.

Q:   WHY BUY CENTERIOR AND LET THEM BRING US DOWN?

A: The merger makes sense, because we're convinced that the alliance will add near-term and long-term value to our shareholders and customers that wouldn't otherwise be possible. We will not allow this merger to jeopardize our financial position. In fact, it will allow us to reduce debt and grow our business at a faster rate than if we had remained separate. The merger is a natural alliance - two companies with contiguous service areas that already share ownership in many of their major generating assets with opportunities to reduce duplicative costs, maximize efficiencies and enhance management flexibility in order to grow their revenues and their savings.

Q:   WILL EACH COMPANY KEEP ITS OWN WORK FORCE?

A: Yes. The operating companies and their employees will continue to provide service to customers. The role of the holding company and the organization of the operating companies will be determined by the transition team.

Q:   WILL THERE BE LAYOFFS?

A: We've announced a reduction of an estimated 900 jobs out of a combined work force of about 11,000 employees. The companies will reduce some positions through elimination of duplicative jobs and by streamlining certain operating processes.

Q:   HAVE ANY SPECIFIC AREAS OR JOBS BEEN TARGETED FOR ELIMINATION?

A: No. The transition team will identify areas where duplication of activities exists, as well as which of the operating companies has implemented the best practices for conducting such activities. Staffing decisions will be made after the process has been completed.

Q:   HOW WILL THE MERGER AFFECT LABOR AGREEMENTS?

A:   All employee contracts, including labor agreements, will be honored.

Q: WHAT HAPPENS TO 401(K) PLANS, INCENTIVE COMPENSATION PLANS, PENSION PLANS AND OTHER BENEFITS?

A: Human Resource Process and Activity Teams have been formed to analyze and evaluate a wide variety of employee activities and their related elements, including compensation plans, flexible benefits, retirement plans, and other benefits. FirstEnergy benefit plans will be structured to reflect a competitive, balanced, cost-effective program that offers meaningful value to employees.

Q:   HOW MANY SHAREHOLDER VOTES ARE NEEDED TO APPROVE THE MERGER?

A: Ohio Edison needs approval from the holders of at least two-thirds of its outstanding shares of common stock. Centerior needs approval of at least a majority of its outstanding shares of common stock.

                           [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy      CONTENTS    logo]

[ ] FirstEnergy Profile

[ ] Shareholder Value Enhanced

[ ] FirstEnergy Benefits

[ ] FirstEnergy Service Area

[ ] FirstEnergy Organizational Structure

[ ] Ohio Edison/Centerior Facts At A Glance

[ ] Board and Management Recommendations

[ ] Shareholder Questions and Answers



         [ ]                       [ ]                     [ ]
     PROXY FILING               CENTERIOR                  NEWS
        SEC                     HOME PAGE                RELEASES

 A New Era Begins

A new era began for Ohio Edison with the announcement on September 16, 1996, that we had entered into an agreement to merge with Independence-based Centerior Energy under a new holding company named FIRSTENERGY CORP.

We are confident that combining Ohio Edison and Centerior Energy under FirstEnergy will create a stronger, more competitive utility that will add value to shareholders' investments, offer customers high-quality service at competitive prices, and provide employees with more opportunities in a new, larger organization.

That is because FirstEnergy is a natural alliance -- providing opportunities to eliminate duplicative costs, maximize efficiencies and increase our flexibility to effectively compete in a rapidly changing energy business. For these reasons alone, THE BOARDS OF DIRECTORS OF BOTH COMPANIES -- IN PROXY MATERIALS MAILED TO SHAREHOLDERS BEGINNING ON FEBRUARY 10 -- UNANIMOUSLY RECOMMENDED VOTING FOR THE MERGER.

Detailed information about the merger is available in this home page. If you have any questions about our merger, or you would like to know more about it, please send us an e-mail message or call us at 1-800-631-8945.

                           [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.                                   Profile
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy           logo]

The merger of Ohio Edison and Centerior Energy under the new holding company will create the nation's 11th largest investor-owned electric system, based on total kilowatt-hour sales.

Headquartered in Akron, Ohio, the principal operating companies of FirstEnergy will be Ohio Edison and its subsidiary, Pennsylvania Power, The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company.




HERE'S A BRIEF LOOK AT FIRSTENERGY:

    o   2.1 million customers

    o   13,200-square-mile service area in
    central and northern Ohio and western
    Pennsylvania

    o   $5 billion in annual revenues and more
    than $18 billion in assets

    o   11,681 megawatts of generating
    capacity

    o   6,500 miles of transmission lines, and
    57 interconnections with 8 electric systems


        [graphic]

                                MERGER OVERVIEW

                                  FirstEnergy
                                     Corp.



  Cleveland                          Ohio                         Toledo
  Electric                          Edison                        Edison
Illuminating


                                  Pennsylvania
                                     Power

                          [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.                                  Shareholder
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy     Value Enhanced   logo]




The merger represents an excellent opportunity for Ohio Edison shareholders, producing a stronger, more competitive company that will add value to your investment when the merger is completed and over the long term. Here are a few of the reasons why:

     o FAVORABLE EXCHANGE RATIO
         o Ohio Edison shareholders will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock they currently own
         o Centerior shareholders will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior stock they own
         o As a result, Ohio Edison shareholders will own about two-thirds of the new company

     o OUTSTANDING CASH-FLOW VALUE
         o Ohio Edison will purchase Centerior at 2.5 times its cash flow, which is lower than many other utility mergers.

     o TAX-FREE SHARE EXCHANGE
         o Exchange of shares is expected to be tax-free for federal income tax purposes

     o MOTIVATED MANAGEMENT TEAM
         o Ohio Edison's management team is motivated to improve shareholder value -- with up to 50 percent of management's total compensation based on performance.

     o FIRSTENERGY GOVERNANCE
         o Board of Directors of FirstEnergy to be designated by Ohio Edison's Board
         o FirstEnergy's management will be selected by FirstEnergy's
           Board
         o Willard R. Holland will be chairman, president and CEO of FirstEnergy
         o Headquarters will be located at Ohio Edison's General
           Office in Akron

                          [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.                                  Benefits
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy        logo]


o Larger enterprise with more resources will offer customers better electric service and a wider array of energy-related products at lower prices

o    Designed to provide a fair return to approximately 250,000 shareholders.

o Lower rates than would otherwise be possible through a rate reduction plan that would freeze CEI and Toledo Edison prices through the year 2005, followed by a 15-percent, across-the-board reduction, as well as accelerated depreciation of $2 billion in fixed costs; merger-related savings would be used to reduce current prices if the authorized return was exceeded

o More efficient operations through the elimination of duplicative administrative functions and better utilization of equipment and facilities, with expected savings of $1 billion over 10 years

o Cost reduction and efficiency improvement programs and lower overheads will enable companies to set goal of reducing debt by $2.5 billion through the year 2000

o Sharing employee skills and companies' best practices will further enhance efforts to accelerate debt reduction and lower prices to customers

o Increased flexibility will maximize the operating efficiency of major generating assets, including the Perry and Davis Besse nuclear plants and the three coal-fired units at the Mansfield Plant

o Complete or majority ownership and operating control of seven CAPCO generating units and majority ownership of two others

o Combination of contiguous service areas will assist community and state economic development efforts in attracting jobs over a wider region of Ohio

o    Improved service restoration, with more crews available during emergencies

o Forms Ohio's largest taxpayer, with $516 million in annual payments, and one of the state's top-20 employers

                          [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.                                  Service Area
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy        logo]

 STRATEGIC LOCATION --
 The adjoining service areas of
 the two companies are within
 a 500-mile radius of one-half
 of the U.S. population
                                             [map of OH. and western PA.]
 STRONG ACCESS TO                             showing Ohio Edison
 WHOLESALE MARKET --                             Cleveland Electric Illuminating
 6,500 miles of transmission                     Toledo Edison
 line, and 57 interconnections                   Penn Power
 with 8 electric systems --
 opening sales opportunities in
 Michigan and Canada
 through Toledo Edison and
 eastern U.S. through CEI

 13,200-SQUARE-MILE
 SERVICE AREA --
 Offering opportunities for
 more profitable sales

                          [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.                               Organizational Structure
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy        logo]


FIRSTENERGY GOVERNANCE

The Board of Directors of FirstEnergy and its management team will be designated by Ohio Edison's Board. Ohio Edison Chairman and CEO Willard R. Holland will become chairman, president and CEO of FirstEnergy; and Robert J. Farling, chairman, president and CEO of Centerior Energy, will be vice chairman of the holding company.

   [photo of                WILLARD R. HOLLAND, 60, is chairman, chief
Willard R. Holland]         executive officer and a member of the Board of
                            Directors of Ohio Edison Company, Akron, Ohio.
                            He is also chairman of the board and chief executive officer of Edison's subsidiary,
                            Pennsylvania Power Company, New Castle,
                            Pennsylvania.

                            Mr. Holland, a native of Springfield, Tennessee, and a U.S. Army veteran, graduated from the Rose-Hulman Institute of Technology with bachelor of science and master of science degrees in electrical engineering. He also received an honorary doctorate of engineering degree from
                            Rose-Hulman. He completed the Columbia
                            Graduate School of Business management course, "Managing the Enterprise."

                            He began his career with Detroit Edison Company in 1966 as an associate engineer, and served in a variety of positions with responsibility for power plant and division operations, marketing, nuclear start-up and testing, power supply planning, engineering and construction.

                            He was senior vice president of energy marketing and distribution with Detroit Edison before joining Ohio Edison in September 1991 as president and chief operating officer. In March 1993, Mr.
                            Holland was elected chief executive officer of Ohio Edison and chairman of the board of Pennsylvania Power. He was elected to his current position, effective November 1996.

      [photo of             ROBERT J. FARLING, 60, currently serves as
  Robert J. Farling]        chairman, president and chief executive officer of
                            Centerior Energy Corporation, an electric utility holding company with more than $10 billion in assets.

                            A native and long-time resident of Cleveland, he obtained a bachelor's degree in electrical engineering from Case Institute of Technology and a master's degree in business administration from Western Reserve University. He is a 1973 graduate of the Case Western Reserve University Advanced Management Program and a 1985 graduate of the Harvard Business School Advanced Management Program.

                            After gaining experience in the aerospace industry, Mr. Farling joined CEI in 1959 as a commercial marketing representative. In the following years, he advanced through various management positions in marketing, consumer services, and system operations. He became executive vice president of Centerior Energy when the CEI-Toledo Edison affiliation was finalized in April 1986. He was named chairman and CEO of the operating subsidiaries in 1988. At the same time, he became president and chief operating officer of Centerior Energy. He was elected to his current position in 1992.

                          [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.                               Ohio Edison and Centerior
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy   Facts At A Glance  logo]






          PERIOD ENDED SEPT. 30,                        CENTERIOR    (PROFORMA)
          1996                            OHIO EDISON     ENERGY     FIRSTENERGY

Customers                                    1,102,452    1,021,315    2,123,767
Employees                                        4,477        6,279       10,756
Service Area (Square Miles)                      9,000        4,200       13,200
Population                                   2,872,000    2,610,000    5,482,000
Generating Capacity (MW)                         5,757        5,924       11,681
Record Peak Load (MW)                            6,332        5,779       12,111
Transmission Line Miles                          4,576        1,922        6,498
Transmission
Interconnections                                    36           21           57
Distribution Line Miles                         26,114       27,572       53,686
Transmission Substations                            58           39           97
Distribution Substations                           362          265          627

FINANCIAL HIGHLIGHTS
12 Months Ended Sept. 30, 1996
(Millions, except per share amounts)
Revenues                                        $2,475       $2,523       $4,979
Earnings on Common
Stock                                            $ 302         $128         $459
Earnings Per Share                               $2.10         $.87        $2.07
Dividends Per Share                              $1.50        $0.80        $1.51
Common Shares
Outstanding                                      152.6        148.0          N/A
Capital Expenditures                              $135         $204         $339
Kilowatt-hours Sold                             34,312      $30,382       64,694

FINANCIAL HIGHLIGHTS
At Sept. 30, 1996
(Millions, except per share amounts)
Total Assets                                    $8,996      $10,305      $18,096
Total Common Equity                             $2,486       $1,965          N/A
Book Value Per Share                            $17.24       $13.27       $17.99
Closing Price (9/30/96)                        $19.375       $9.125          N/A



                          [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.                                  Board and Management
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy     Recommendations  logo]

[CENTERIOR ENERGY LOGO]                           [OHIO EDISON LOGO]

     The Boards of Directors of Ohio Edison and Centerior Energy unanimously endorsed the merger, which will create a larger, stronger competitor in the electric utility industry.

  THE BOARDS STRONGLY RECOMMEND THAT SHAREHOLDERS VOTE IN FAVOR OF THE MERGER.

                          [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.                                  Shareholder Questions
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy     and Answers      logo]

- What am I being asked to vote on?
- Why should I vote for the merger?
- What is the position of the Ohio Edison and Centerior Boards of Directors?
- Did an independent financial advisor review the proposed merger?
- What happens to my future dividends?
- What do I need to do now?
- My shares are held in my broker's name. Will my broker vote my shares for me?
- What will happen if I don't vote?
- Should I send in my stock certificates now?
- How many shares will I get?
- What are the federal tax consequences to shareholders?
- When do you expect the merger to be completed?
- Will earnings of either company be reduced or diluted by the merger?
- How long before the benefits are realized?

Q.   WHAT AM I BEING ASKED TO VOTE ON?

     A. We are asking you to vote on a merger between Ohio Edison Company and Centerior Energy Corporation which would result in the formation of a new company called FirstEnergy Corp.


Q.   WHY SHOULD I VOTE FOR THE MERGER?

     A. Our merger means that you will have a stake in one of the nation's largest electric utility systems. You will own a larger company with more resources to meet the challenges of a changing electric utility industry. We believe that the alliance will enhance the long-term value of your investment in ways that otherwise would not be possible. Our two companies have adjoining service areas, and we already share ownership in many of our major generating plants. Together, we believe we can increase revenues and cash flow, eliminate duplicative costs, maximize efficiencies, reduce debt and capital expenditures and increase management flexibility. In determining whether to vote for the merger, however, you should also carefully consider the matters discussed in the "Risk Factors" section of this Proxy Statement.

Q.   WHAT IS THE POSITION OF THE OHIO EDISON AND CENTERIOR BOARDS OF DIRECTORS?

     A. Our Boards of Directors have unanimously approved the plan to merge and recommend that you also vote for the merger.


Q.   DID AN INDEPENDENT FINANCIAL ADVISOR REVIEW THE PROPOSED MERGER?

     A. Yes. Morgan Stanley & Co. Incorporated is serving as financial advisor to both companies, and Barr Devlin & Co. Incorporated served as a second financial advisor to Centerior. McDonald & Co. Securities, Inc. provided a fairness opinion to Ohio Edison, and Barr Devlin & Co. provided a fairness opinion to Centerior. All three firms endorsed the merger as fair to shareholders of both companies.


Q.   WHAT HAPPENS TO MY FUTURE DIVIDENDS?

     A. Before the merger, we expect no changes in our dividend policies, although the merger agreement permits Ohio Edison to increase its annual dividend from the current level of $1.50 to a maximum of $1.60 per share. Before the merger is completed, the Boards of Directors of both companies will coordinate dividend payment dates so that all shareholders receive dividends on the same day. Because the Boards are changing their companies' usual dividend payment dates, the amounts of the dividends will be pro rated to reflect the change.

     After the merger, we expect the initial annual dividend of FirstEnergy to be the same as Ohio Edison's annual dividend rate at that time, although the actual dividend will be determined by the FirstEnergy Board of Directors. An annual rate of $1.50 per share of FirstEnergy common stock would provide former Ohio Edison shareholders with the same amount of cash as they are currently receiving and former Centerior shareholders with almost the same amount of cash that they are currently receiving.

     Example: If you currently hold 100 shares of Ohio Edison common stock, you will hold 100 shares of FirstEnergy common stock after the merger. This means that after the merger we anticipate that you will receive at least $150 (that is, $1.50 x 100) of annual dividends, which is the same amount that you are currently receiving on your Ohio Edison common stock.

     Example: If you currently hold 100 shares of Centerior common stock, you will hold 52 shares of FirstEnergy common stock after the merger. At the current Centerior annual dividend rate of $.80 per share, you are receiving $80 in dividends annually. After the merger, we anticipate that you will receive $1.50 in annual dividends for each share of FirstEnergy common stock that you hold. This equates to $78 annually (that is, $1.50 x 52).


Q.   WHAT DO I NEED TO DO NOW?

     A. Mail your signed, dated proxy card in the enclosed envelope as soon as possible. That way, your shares will be represented at the special meetings, which will be held on March 27, 1997, for both Ohio Edison and Centerior. THE BOARDS OF DIRECTORS OF BOTH OHIO EDISON AND CENTERIOR UNANIMOUSLY RECOMMEND VOTING IN FAVOR OF THE MERGER.


Q.   MY SHARES ARE HELD IN MY BROKER'S NAME. WILL MY BROKER VOTE MY SHARES FOR
     ME?

     A. We urge you to instruct your broker in writing to vote your shares for the merger. Your broker will vote your shares only if you provide written instructions on how to vote. Absent such instructions, your shares held in what is called "street name" will not be voted. To ensure that your broker receives your instructions, we would suggest that you send them by fax or by certified mail, return receipt requested, and that you also call your broker to make sure your instructions were received.


Q.   WHAT WILL HAPPEN IF I DON'T VOTE?

     A. If you do not vote, it is, in effect, a vote against the merger. Abstentions are also considered votes against the merger. If you sign and return your proxy card without marking your choice, your shares will be voted for the merger.


Q.   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     A. No. After the merger is completed, we will send you written instructions for exchanging your share certificates for certificates representing FirstEnergy common stock.

     A. Ohio Edison shareholders will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock they own.

     Example: If you currently own 100 shares of Ohio Edison common stock, you will receive 100 shares of FirstEnergy common stock.

     Centerior shareholders will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior common stock they own. FirstEnergy will not issue fractional shares, although you may still own fractional shares in FirstEnergy's dividend reinvestment plan, which will replace our existing plans. Each Centerior shareholder who would otherwise receive a fractional share of FirstEnergy common stock will instead receive cash based on the market value of the fractional share after trading in FirstEnergy common stock begins on the New York Stock Exchange.

     Example: If you currently own 100 shares of Centerior common stock, after the merger you will be entitled to receive 52 shares of FirstEnergy common stock and a check for the market value of the .5 fractional share in exchange for your Centerior common stock.


Q.   WHAT ARE THE FEDERAL TAX CONSEQUENCES TO SHAREHOLDERS?

     A. If you are an Ohio Edison shareholder, we expect that your exchange of shares will be tax-free for federal income tax purposes.

     If you are a Centerior shareholder, we expect that your exchange of shares will be tax-free, except for taxes on cash received for fractional shares. You will recognize a gain or loss for such cash equal to the difference between the amount of such cash and your tax basis in such fractional share.


Q.   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A. So that we can realize the benefits from the merger as soon as possible, we hope to complete the merger by the end of 1997. In addition to shareholder approvals, we must also obtain a number of regulatory approvals.


Q.   WILL EARNINGS OF EITHER COMPANY BE REDUCED OR DILUTED BY THE MERGER?

     A. No. We believe there will be many opportunities for continued growth in earnings following the merger. In fact, we expect earnings and cash-flow growth beginning in the first year of the merger.

Q.   HOW LONG BEFORE THE BENEFITS ARE REALIZED?

     A. We expect to start seeing benefits almost immediately after the merger is completed as we begin to operate as one system. In fact, we expect savings of $1 billion over the first ten years of joint operations. These savings will be achieved through the elimination of duplicative activities, improved operating efficiencies, lower capital costs and the combination of the companies' work forces.

                          [FIRST ENERGY MERGER LOGO]

                             [FirstEnergy Corp.
--------------------------------------------------------------------------------
            The merger of Ohio Edison and Centerior Energy    logo]


FIRSTENERGY PROXY FILING ON SEC HOMEPAGE
================================================================================

The FirstEnergy proxy filing documents to the Securities and Exchange Commission
(SEC) are available on the SEC's Web site at the following link:
HTTP://WWW.SEC.GOV/CGI-BIN/SRCH-EDGAR?FIRSTENERGY on the Internet. If the above link does not work., then complete the following steps:

     o Connect to the SEC's Web site -- HTTP://WWW.SEC.GOV

     o Click on the EDGAR DATABASE OF CORPORATE INFORMATION option

     o Click on the SEARCH THE EDGAR DATABASE option

     o Click on the SEARCH THE EDGAR ARCHIVES option

     o In the Search Words box type: FIRSTENERGY

[Centerior Energy Logo]

[site graphic]

[Site enhanced for Netscape 3.0 graphic]




[New Power to you graphic]
     Information, products and services that help make you safer, happier and more productive.

[Economic development graphic]
     New jobs, new residents and new investments make Centerior's service area a great place to live and work.

[Financial newswire graphic]
     Dollar signs and decimal points. Quarterly reports, annual report highlights, Share Owner news, stock quotes and other money matters.

[out and about graphic]
     Centerior Energy in the news! Plus, an overview of Centerior's civic involvement in the region.

[Centerior overview graphic]
     The people, products and places that make up this Northeast Ohio utility. Great party chatter.

     For more information, contact us at: info@centerior.com. Disclaimer and
     Copyright(C)1997 Centerior Energy.   ------------------------------

                          [FIRST ENERGY MERGER LOGO]

      [FirstEnergy Corp.                                  News Releases
--------------------------------------------------------------------------------
       The merger of Ohio Edison and Centerior Energy              logo]



CONTENTS

01/30/97 -- FIRSTENERGY'S RATE REDUCTION PLAN APPROVED BY THE PUCO (new) 11/15/96 -- FIRSTENERGY ANNOUNCES RATE REDUCTION AND ECONOMIC DEVELOPMENT PLAN 09/16/96 -- OHIO EDISON COMPANY AND CENTERIOR ENERGY CORP. ANNOUNCE $4.8 BILLION
            MERGER


--------------------------------------------------------------------------------

           FIRSTENERGY'S RATE REDUCTION PLAN
           APPROVED BY THE PUCO
           ---------------------------------

FirstEnergy Corp., which would become a new holding company after the proposed merger of Ohio Edison Company and Centerior Energy Corp., announced that a key regulatory step has been taken toward completion of the companies' merger with the approval today of its Rate Reduction and Economic Development Plan by the Public Utilities Commission of Ohio (PUCO).

The plan will lower electricity prices and provide substantial support for economic development and energy-efficiency programs for customers of The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company, operating companies of Centerior.

Ohio Edison Chairman and Chief Executive Officer Willard R. Holland, who will also serve as FirstEnergy chairman of the board, president and chief executive officer, said, "We appreciate the hard work that the Ohio Consumers' Counsel and the City of Toledo put into negotiating this plan with us, and the expeditious review and approval of the plan by the PUCO. This plan will enable us to realize key benefits of our merger, including better service at lower prices for customers, more career opportunities for employees, and greater value for our shareholders through our improved financial stability and competitive position."

The plan, similar to one that was approved by the PUCO in 1995 for customers of Ohio Edison, will provide reductions in residential electric bills of $3 a month beginning six months after completion of the merger, increasing to $4 a month on July 1, 2000, and then to $5 a month from July 1, 2001, through the year 2005.

Effective January 1, 2006, base rates for all customers of CEI and Toledo Edison will be reduced by $310 million annually, which will be a decrease of approximately 15 percent from current levels. This decrease will include a 20-percent reduction for residential customers.

The plan also provides interim rate reductions for certain commercial customers; an extension through 2005 of incentive rates to companies that expand or locate in CEI's or Toledo Edison's service area; and an earnings cap through 2005 that would enable customers to share in any additional benefits from the merger.

Together, the rate plans for Ohio Edison, its subsidiary, Pennsylvania Power, and Centerior will enable FirstEnergy to reduce customer rates by $1 billion and nuclear and regulatory assets by $4.3 billion by 2006.

"We are pleased that one of the first actions we take together will be the lowering of electric rates for one million electric customers in Northern Ohio while providing even stronger support for job growth and economic development in the communities we serve," said Centerior Energy Chairman, President and Chief Executive Officer Robert J. Farling, who will also serve as vice chairman of FirstEnergy.

In addition to incentive rates, the plan will further promote economic development by providing a $75-million economic development loan/lease program to help attract and retain customers and create new jobs, as well as an energy-efficiency program that will make available up to $30 million to help residential customers use electricity more efficiently.

FirstEnergy, headquartered in Akron, Ohio, would become the nation's 11th largest investor-owned electric system, based on total 1995 electric sales.

================================================================================

           FIRSTENERGY ANNOUNCES RATE REDUCTION
           AND ECONOMIC DEVELOPMENT PLAN
           ------------------------------------

FirstEnergy Corp. announced on November 15 that it will file a comprehensive Rate Reduction and Economic Development Plan with the Public Utilities Commission of Ohio (PUCO) that, if approved, would lower electricity prices and provide substantial support for economic development and energy-efficiency programs for customers of The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company -- operating companies of Centerior Energy Corp. The plan would take effect after the proposed merger of Ohio Edison and Centerior, under the new holding company called FirstEnergy, receives necessary regulatory and shareholder approvals. The Ohio Consumers' Counsel and the City of Toledo negotiated major terms of the plan with FirstEnergy and today will file a stipulated agreement supporting it.

The plan, similar to one that was approved by the PUCO in 1995 for customers of Ohio Edison, would provide reductions in residential electric bills of $3 a month initially, increasing to $4 a month on July 1, 2000, and then to $5 a month from July 1, 2001, through the year 2005. The plan also would provide interim rate reductions for certain commercial customers; an extension through 2005 of incentive rates to companies that expand or locate in CEI's or Toledo Edison's service area; an earnings cap through 2005 that would enable customers to share in any additional benefits from the merger; and a commitment by FirstEnergy to write off $2 billion in nuclear and regulatory assets of CEI and Toledo Edison through 2005.

Effective January 1, 2006, base rates for all customers of CEI and Toledo Edison would be reduced by $310 million annually, which would be a decrease of approximately 15 percent from current levels. This decrease would include a 20-percent reduction for residential customers.

"We're pleased that the Ohio Consumers' Counsel and the City of Toledo have agreed to support the plan," said Ohio Edison Chairman of the Board and Chief Executive Officer Willard R. Holland, who will also serve as FirstEnergy chairman of the board, president and chief executive officer. "In addition to lowering rates for about one million customers in Northern Ohio, the plan will promote continued job growth and economic development while improving our competitive position and financial stability," Mr. Holland added.

"This is an important first step in providing customers with a key benefit of the merger -- better service at lower prices," said Centerior Energy Chairman, President and Chief Executive Officer Robert J. Farling, who will also serve as vice chairman of FirstEnergy.

In addition to incentive rates, the plan would further promote economic development by providing a $75-million economic development loan/lease program to help attract and retain customers and create new jobs, as well as an energy-efficiency program that would make available up to $30 million to help residential customers use electricity more efficiently.

Implementation of the rate reduction plan will depend on completion of the FirstEnergy merger, which Ohio Edison and Centerior announced in September and expect to be finalized by the end of 1997.

FirstEnergy, headquartered in Akron, Ohio, would become the nation's 11th largest investor-owned electric system, based on total electric sales.


================================================================================

           OHIO EDISON Company And CENTERIOR
           ENERGY CORP.
           ANNOUNCE $4.8 BILLION MERGER
           ---------------------------------

Ohio Edison Company and Centerior Energy Corp. today announced that they have signed a definitive agreement to merge in a tax-free, stock-for-stock transaction resulting in a new holding company named FirstEnergy Corp. The new holding company will have an equity value of $4.8 billion based upon the closing of common stock prices on Friday, September 13, 1996, of $20.75 per Ohio Edison share and $7.625 per Centerior share. This transaction, which is expected to be accounted for as a purchase, has been unanimously approved by both companies' boards of directors. The companies anticipate that the transaction will be accretive to earnings in the first year after the completion of the merger.

The merger would create the nation's 11th largest investor-owned electric system, based on annual electric sales of 64 billion kilowatt-hours. FirstEnergy will serve 2.1 million customers within 13,200 SQUARE MILES of northern and central Ohio and western Pennsylvania. As of June 30, 1996, the combined assets of Ohio Edison and Centerior Energy were nearly $20 billion and annual revenues totaled $5 billion.

Under the terms of the transaction, FirstEnergy Corp. will be a holding company of Ohio Edison and Centerior Energy's operating units, The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company. Pennsylvania Power Company will remain a wholly owned subsidiary of Ohio Edison. Ohio Edison shareholders will receive one share of FirstEnergy's common stock for each share of Ohio Edison common stock that they currently hold. Centerior Energy shareholders will receive a 0.525 share of FirstEnergy's common stock for each share of Centerior common stock that they currently hold.

BENEFITS OF THE MERGER

Willard R. Holland, president and chief executive officer of Ohio Edison and chairman of Pennsylvania Power, said, "This merger creates a larger enterprise with more resources to enhance near-term and long-term value to shareholders, provide better service at lower prices to customers, and offer more career opportunities to employees than if the companies remained separate. By sharing our employees' skills and each company's best practices, the combination will also enable us to realize substantial economic synergies that will further enhance our cash flow and efforts to accelerate debt reduction."

Robert J. Farling, chairman and chief executive officer of Centerior Energy, said, "This is a win-win-win for our companies, our customers and our shareholders. Together, we form a larger, stronger competitor, which is essential to our success as our industry continues to evolve. Our alliance will provide our customers and shareholders with more value and our employees with more opportunities than would be possible if we did not join forces."

Mr. Holland continued, "FirstEnergy will be able to provide customers with a wider range of energy services and enhanced service restoration capabilities, key advantages as our industry becomes more competitive. In addition, we intend to propose a plan to extend to CEI and Toledo Edison customers a rate reduction program similar to Ohio Edison's. The plan would call for a freeze of CEI and Toledo Edison rates through 2005, a rate reduction of $300 million, or approximately 15 percent, in 2006, and accelerated depreciation of $2 billion in fixed costs during that period.

"Our merger also gives us increased flexibility to maximize the operating efficiency of the generating units that our companies share ownership in through the CAPCO arrangements," Mr. Holland said. "This flexibility, along with the synergies we expect from the merger and our intended rate plan, will help us reduce financial risks related to stranded investments in a more competitive electric industry."

The Central Area Power Coordination Group (CAPCO) is comprised of the companies and Duquesne Light Company. FirstEnergy will have complete or majority ownership and operational control of seven CAPCO units Bruce Mansfield Units 1, 2 and 3; Sammis Unit 7; Eastlake Unit 5; Davis Besse Unit 1; and Perry Unit 1 as well as majority ownership of Beaver Valley Units 1 and 2.

Mr. Farling continued, "The combination of our contiguous service areas is a natural. Our SERVICE AREAS are located within a 500-mile radius of one-half of the U.S. population. We serve several areas that site selection experts have listed among the nation's most successful in recent years for attracting manufacturing locations and expansions. Together, we can help our communities attract jobs over a wider and more diverse region, which is served by an extensive infrastructure that includes ten major airports, portions of all major interstate highways in Ohio, multiple free-trade zones, abundant water supplies and a highly integrated network of electrical facilities."

Mr. Farling said, "FirstEnergy will continue the strong traditions of both companies for supporting their local communities through financial contributions and through the extensive volunteerism of their employees. In addition, our alliance will make us Ohio's largest taxpayer, with some $516 million in annual payments, as well as one of the state's largest employers."

SAVINGS FROM THE MERGER

The companies expect savings related to the merger of approximately $1 billion over the first ten years. The savings will come from the elimination of duplicative activities, improved operating efficiencies, lower capital costs, and the combination of the companies' work forces. In addition to efforts to achieve appropriate staffing levels already underway at the companies, work force reductions resulting from the merger are expected to be approximately 900 positions out of the companies' current total work force of approximately 11,000. The companies will seek to minimize the effect of these reductions by hiring limits, attrition and separation programs. All labor agreements will be honored.

In addition, the companies' ongoing cost reduction and efficiency improvement programs will be available for implementation throughout the new organization. Through such programs, reductions in new capital requirements, and lower overheads resulting from the combination of operations, FirstEnergy expects to set an aggressive goal of reducing debt by $2.5 billion through the year 2000.

DIVIDEND POLICY

It is anticipated that the initial annual dividend on FirstEnergy's common stock will be the same as Ohio Edison's annual dividend, which is currently $1.50 per share. Based on the share exchange rate at this dividend level, Centerior Energy shareholders will be provided approximately the same dividend income they now receive on Centerior shares. Centerior Energy's current annual dividend is $0.80 per share of common stock.

MANAGEMENT AND OPERATING UNIT STRUCTURE

FirstEnergy will be a public utility holding company that will be the parent of Ohio Edison and its subsidiary, Pennsylvania Power; CEI; and Toledo Edison. The corporate headquarters of the holding company will be in Akron, Ohio. It is anticipated that the principal offices of the operating companies will remain at their current locations.

Willard R. Holland, president and chief executive officer of Ohio Edison and chairman of Pennsylvania Power, will become chairman of the board, president and chief executive officer of FirstEnergy. Robert J. Farling, chairman, president and chief executive officer of Centerior Energy, will become vice chairman of FirstEnergy. The board of directors of FirstEnergy will be designated by Ohio Edison's board.

APPROVALS AND TIMING

The merger is conditioned, among other things, upon the approval of each company's shareholders and various regulatory agencies, including the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, and the Securities and Exchange Commission. Actions in Ohio and Pennsylvania that may be needed to complete the merger will be undertaken as required. The companies are hopeful that the merger can be completed by the end of 1997.

Morgan Stanley & Co. Incorporated is serving as financial advisor to both companies. McDonald & Company Securities, Inc. provided a fairness opinion to Ohio Edison. Barr Devlin & Co. Incorporated also served as a financial advisor to Centerior and provided Centerior a fairness opinion.

Centerior Energy, headquartered in Independence, Ohio, is the holding company for The Cleveland Electric Illuminating Company and The Toledo Edison Company. Together, they serve more than one million customers within 4,200 square miles of northern Ohio. Ohio Edison Company, headquartered in Akron, Ohio, and its subsidiary, Pennsylvania Power Company, headquartered in New Castle, Pennsylvania, serve 1.1 million customers within 9,000 square miles of northeastern and central Ohio and western Pennsylvania.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: electric load and customer growth; abnormal weather conditions; available sources and cost of fuel and generating capacity; the speed and degree to which competition enters the power generation, wholesale and retail sectors of the electric utility industry; state and federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the combined company to successfully reduce its cost structure; operating performance of nuclear generating facilities and decommissioning costs of such facilities; the economic climate and growth in the service territories of the two companies; economies generated by the merger; inflationary trends and interest rates and the other risks detailed from time to time in the two companies' SEC reports.

                                                              76 South Main St.
[logo]                                                        Akron, Ohio 44308
OHIO EDISON                                                        330-384-5504
The Energy Makers
--------------------------------------------------------------------------------

Nancy C. Ashcom
Secretary




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


RE:   FirstEnergy Corp. Registration Statement on Form S-4
      (File No. 333-21011), including the Prospectus of
      FirstEnergy Corp. and Joint Proxy Statement of
      Ohio Edison Company and Centerior Energy Corporation
      -----------------------------------------------------

Ladies and Gentlemen:

     On behalf of FirstEnergy Corp. (the "Registrant") and Ohio Edison Company ("Ohio Edison"), we are electronically transmitting herewith for filing pursuant to Rules 14a-6(b) and 14a-6(j) under the Securities Exchange Act of 1934 and in accordance with Regulation S-T, a copy of certain additional solicitation materials relating to the Special Meeting of Shareholders of Ohio Edison to be held on March 27, 1997, to vote upon the merger contemplated by the above-referenced Form S-4 and proxy materials. The Form S-4 was declared effective by the Commission on February 5, 1997, and the Prospectus and definitive joint proxy materials were first mailed to shareholders on or about February 10, 1997.

     If you have any questions or comments, kindly notify me at (330) 384-5504 or Michael F. Cusick of Winthrop, Stimson, Putnam & Roberts at (212) 858-1238.



                                                  Sincerely,

                                                  /s/ Nancy C. Ashcom

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